Consent of Independent Auditors



          We consent to the incorporation by reference of our report dated February 7, 2000 relating to the Statement of Oil and Gas Revenue and Direct Lease Operating Expenses of oil and gas properties of Whiting Petroleum Corporation acquired by Delta Petroleum Corporation for the years ended June 30, 1999 and nine months ended June 30, 1998 which report appears in the Form 8-K/A of Delta Petroleum Corporation dated February 15, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP
                                          KPMG LLP

Denver, Colorado
March 24,  2000